Exhibit 23.4

                              TAX ADVISOR'S CONSENT



Board of Directors
Four Oaks Fincorp, Inc.

We consent to the inclusion of our tax opinion dated January 28, 2008, regarding the federal income tax consequences of the Merger, in the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission and to the quotation or summarization of our tax opinion and the references to our firm under the heading "Material U.S. Federal Income Tax Consequences" in the proxy statement/prospectus.





/s/ Dixon Hughes PLLC
Raleigh, NC
January 30, 2008